CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,200,000	$139.32

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated June 15, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,200,000 Buffered Super TrackSM Notes due June 19, 2014 Linked to the Performance of an Equity Basket Global Medium-Term Notes, Series A, No. E-6606

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	June 15, 2011

Issue Date:	June 20, 2011

Basket Final Valuation Date:	June 16, 2014*

Maturity Date:	June 19, 2014 **

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A weighted basket (the “Basket”) comprised of the following equity indices (each, an “Index” and collectively, the “Indices”) and exchange-traded fund (the “ETF”). (each of the Indices and the ETF, a “Basket Component”, and together, the “Basket Components”):

Index	Bloomberg Ticker	Weight	C(i) Initial (as defined below)
S&P MidCap 400® Index	MID <Index>	50%	931.20
Russell 2000® Index	RTY <Index>	25%	779.46
ETF	Bloomberg Ticker	Weight	C(i) Initial (as defined below)
iShares® MSCI Emerging Markets Index Fund	EEM UP <Equity>	25%	$46.09

Buffer Percentage:	15.00%

Maximum Return:	56.00%

Payment at Maturity:

If the Basket Performance is greater than 0%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Basket Performance, subject to the Maximum Return. For example, if the Basket Performance is 56.00% or more, you will receive (subject to our credit risk) on the Maturity Date the maximum total payment of $1,560.00 for every $1,000 principal amount Note that you hold. Accordingly, if the Basket Performance is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Basket Performance]

If the Basket Performance is less than or equal to 0% and equal to or greater than -15%, you will receive the principal amount of your Notes; and

If the Basket Performance is less than -15%, you will receive a cash payment equal to a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the sum of (i) the Basket Performance and (ii) the Buffer Percentage, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Basket Performance + 15%)]

If the Basket Performance is less than -15%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below -15%. You may lose up to 85% of your initial investment. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Basket Performance:

The Basket Performance equals the weighted average of the percentage change (which may be positive, negative or equal to 0%) in the value of each of the Basket Components from and including the Basket Initial Valuation Date to and including the Basket Final Valuation Date. The Basket Performance will be calculated as follows:

C(i) Initial = The Closing Value of each Basket Component, as applicable, on the Basket Initial Valuation Date;

C(i) Final = The Closing Value of each Basket Component, as applicable, on the Basket Final Valuation Date; and

W(i) = Weight of each Basket Component, as stated above.

Closing Value of the Basket Components:

With respect to the S&P MidCap 400® Index, the closing level of such Index published at the regular weekday close of trading on the relevant valuation date as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “MID <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the Russell 2000® Index, the closing level of such Index published at the regular weekday close of trading on the relevant valuation date as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the ETF, official closing price per share of the ETF as displayed on Bloomberg Professional® service page “EEM UP<Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of an Index will be based on the alternate calculation of such Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

In certain circumstances, the closing price per share of the ETF will be based on the alternate calculation of the ETF as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KTL5 and US06738KTL51

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Basket—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date”, “Reference Assets—Basket—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.”

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$1,200,000	$0	$1,200,000

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Basket Performances?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return”, as used in this pricing supplement, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the Maximum Return of 56.00% and the Buffer Percentage of 15.00%. These examples do not take into account any tax consequences from investing in the Notes.

Basket Performance	Payment at Maturity	Total Return on the Notes
100.00%	$1,560.00	56.00%
90.00%	$1,560.00	56.00%
80.00%	$1,560.00	56.00%
70.00%	$1,560.00	56.00%
60.00%	$1,560.00	56.00%
56.00%	$1,560.00	56.00%
50.00%	$1,500.00	50.00%
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$950.00	-5.00%
-25.00%	$900.00	-10.00%
-30.00%	$850.00	-15.00%
-35.00%	$800.00	-20.00%
-40.00%	$750.00	-25.00%
-50.00%	$650.00	-35.00%
-60.00%	$550.00	-45.00%
-70.00%	$450.00	-55.00%
-80.00%	$350.00	-65.00%
-90.00%	$250.00	-75.00%
-100.00%	$150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000 and are based on the Maximum Return of 56.00%.

Example 1: In this case, the Basket Performance is positive but less than the Maximum Return of 56.00%.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
S&P MidCap 400® Index	931.20	791.52	-15.00%	50.00%	-7.50%
Russell 2000® Index	779.46	1013.30	30.00%	25.00%	7.50%
iShares® MSCI Emerging Markets Index Fund	46.09	55.31	20.00%	25.00%	5.00%

Basket Performance					5.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of 5.00% is greater than 0% but less than the Maximum Return of 56.00%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Basket Performance]

$1,000 + [$1,000 × 5.00%] = $1,050

Therefore, the payment at maturity is $1,050 per $1,000 principal amount Note, representing a 5.00% total return on investment over the term of the Notes.

Example 2: In this case, the Basket Performance is greater than the Maximum Return of 56.00%.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
S&P MidCap 400® Index	931.20	1583.04	70%	50.00%	35.00%
Russell 2000® Index	779.46	1169.19	50%	25.00%	12.50%
iShares® MSCI Emerging Markets Index Fund	46.09	69.14	50%	25.00%	12.50%

Basket Performance					60.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of 60.00% is greater than the Maximum Return of 56.00%, the investor will receive a payment at maturity of $1,560.00 per $1,000 principal amount Note, the maximum total payment on the Notes.

The total return on the investment of the Notes is 56.00%.

Example 3: In this case, the Basket Performance is negative but greater than or equal to -15%.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
S&P MidCap 400® Index	931.20	791.52	-15%	50.00%	-7.50%
Russell 2000® Index	779.46	740.49	-5%	25.00%	-1.25%
iShares® MSCI Emerging Markets Index Fund	46.09	53.00	15%	25.00%	3.75%

Basket Performance					-5.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of -5.00% is less than 0% but greater than -15%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on investment of the Notes is 0.00%.

Example 4: In this case, the Basket Performance is less than -15%.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
S&P MidCap 400® Index	931.20	791.52	-15%	50.00%	-7.50%
Russell 2000® Index	779.46	389.73	-50%	25.00%	-12.50%
iShares® MSCI Emerging Markets Index Fund	46.09	27.65	-40%	25.00%	-10.00%

Basket Performance					-30.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of -30% is less than -15%, the investor will receive a payment at maturity of $850 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × (Basket Performance + 15%)]

$1,000 + [$1,000 × (-30% + 15%)] = $850

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Basket Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of market disruption events that may affect either Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”;

•

For a description of market disruption events that may affect the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds”;

•

For a description of how market disruption events relating to either an Index or the ETF may affect the Basket, see “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”;

•	For a description of further adjustments that may affect either Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”, and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Funds or Exchange-Traded Funds”; and

•

For a description of how further adjustment events relating to either Index or the ETF may affect the Basket, see “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns up to the Maximum Return on the Notes, or a maximum additional payment, for every $1,000 principal amount Note, equal to $1,000 multiplied by the Maximum Return. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Limited Protection Afforded by the Buffer Percentage—If the Basket Performance is negative, the payment at maturity of the Notes will depend on whether and the extent to which the Basket Performance is less than -15%. If the Basket Performance is less than -15%, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below -15%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement

•

Exposure to the Basket Components—The return on the Notes is linked to the performance of a weighted basket comprised of the following Basket Components in their respective weighted allocations indicated on the cover page of this pricing supplement: the S&P MidCap 400® Index, the Russell 2000® Index and the iShares® MSCI Emerging Markets Index Fund.

•

The S&P MidCap 400® Index is intended to provide a performance benchmark for mid-sized companies in the U.S. equity markets. For additional information on the S&P MidCap 400® Index, see the information set forth under “Description of the S&P MidCap 400® Index” in this pricing supplement.

•

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

•

The ETF, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “EEM Underlying Index”), is designed to measure equity market performance in the global emerging markets. For additional information on the ETF, see the information set forth under “Information Relating to the ETF” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket components. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Performance is positive or negative. If the Basket Performance falls below -15%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below -15%. You may lose up to 85% of your principal.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Changes In The Closing Values Of The Basket Components May Offset Each Other—Movements in price or level of the Basket Components may change such that the performances of Basket Components over the term of the Notes may or may not correlate with each other. Even if the Closing Value of one or more Basket Components increase from the Basket Initial Valuation Date to the Basket Final Valuation Date, the Closing of the other Basket Components may not increase as much or may even decline The contribution of each Basket Component to the Basket Performance also depends on the weight of such Basket Component. Therefore, in calculating payment at maturity, any positive contribution from a Basket Component with a positive performance, after accounting for the weight of such Basket Component, may be mitigated or offset by declines in the Closing Values of the other Basket Components after accounting for their respective weights. There can be no assurance that the resulting Basket Performance will be positive on the Basket Final Valuation Date.

•

The Payment at Maturity of Your Notes is Not Based on the Values of the Basket Components at Any Time Other than the Closing Values of each Basket Component on the Basket Final Valuation Date—The Basket Performance will be based on the Closing Values of the Basket Components on the Basket Final Valuation Date (subject to adjustments as described in the prospectus supplement) as compared to the Closing Values of the Basket Components on the Basket Initial Valuation Date. Therefore, if the Closing Values of one or more of the Basket Components fell precipitously on the Basket Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the closing levels or prices, as the case may be, of the Basket Components prior to such drop.

•

Non-U.S. Securities Markets Risks—The stocks included in the EEM Underlying Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the EEM Underlying Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the EEM Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the EEM Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Risks Associated with Emerging Markets—An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•

Correlation of Performances among the Basket Components May Reduce the Performance of the Notes—Performances among the Basket Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Basket Components. High correlation during periods of negative performances among the Basket Components could cause the Basket Performance to be negative and reduce the value of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising either of the Indices or holders of the ETF would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollars and the currency in which the stocks composing the Basket Components are denominated, although any currency fluctuations could affect the performance of the Basket Components. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not replicate the performance of the EEM Underlying Index. The ETF may not fully replicate the EEM Underlying Index, and may hold securities not included in the EEM Underlying Index. The value of the ETF is subject to:

•

Management risk. This is the risk that the relevant investment adviser’s investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

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The ETF May Underperform the EEM Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the EEM Underlying Index. Unlike the EEM Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the EEM Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the EEM Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not the EEM Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the EEM Underlying Index.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices or the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility and correlation of the Basket Components, the EEM Underlying Index and securities comprising the Indices;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the Basket Components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, including risks specific to emerging markets;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks composing the Indices or the EEM Underlying Index are denominated; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Indices

S&P MidCap 400® Index

The S&P MidCap 400® Index is published by Standard & Poor’s Financial Services LLC (“S&P”). The S&P MidCap 400® Index is intended to provide a performance benchmark for mid-sized companies in the U.S. equity markets. The calculation of the value of the S&P MidCap 400® Index is based on the relative value of the aggregate market value of the common stock of 400 companies, each with unadjusted market capitalization of between US$850 million and US$3.8 billion, as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991. Ten main groups of companies comprise the S&P MidCap 400 Index, with the percentage weight of each group as of June 10, 2011 indicated below: Consumer Discretionary (13.09%); Consumer Staples (4.06%); Energy (6.97%); Financials (19.47%); Health Care (11.11%); Industrials (15.38%); Information Technology (16.15%); Materials (7.56%); Telecommunications Services (0.51%); and Utilities (5.70%).The foregoing information is derived without independent verification from S&P’s website at http://www.standardandpoors.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

The S&P MidCap 400® Index is reported by Bloomberg, L.P. under the ticker symbol “MID <Index>”.

The information on the S&P MidCap 400® Index provided in this pricing supplement should be read together with the discussion under the heading “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement. The S&P MidCap 400 Index follows the methodology for the S&P 500® Index as described in the index supplement, except that the companies included in the S&P MidCap 400 Index are selected to track the mid-cap range of companies in the U.S. equity market as described above.

Russell 2000® Index

For a description of the Russell 2000® Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement. The Russell 2000® Index is reported by Bloomberg, L.P. under the ticker symbol “RTY<Index>”.

Information Relating to the ETF

General Information

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by the company issuing the ETF can be located by reference to the SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the ETF

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the iShares® MSCI Emerging Markets Index Fund dated January 1, 2011 (as revised March 31, 2011) issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and BFA. The ETF is an exchange-traded fund issued by iShares, Inc. and the Trust (together, “iShares”), each a registered investment company. Shares of the ETF are listed and trade at market prices on the NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance of the EEM Underlying Index.

The ETF generally invests at least 90% of assets in the securities of its underlying index and in depositary receipts representing securities in its Underlying Index. The Underlying Index is designed to measure equity market performance in the global emerging markets. As of September 30, 2010, the Underlying Index consisted of the following 21 emerging market indexes: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of September 30, 2010, the Underlying Index’s three largest sectors by component weighting were financials, energy and materials.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 033-97598 and 811-09102, respectively. Additional information regarding the ETF is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs. As investment advisor, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Historical Information

The following graphs set for the historical performance of (i) the Indices, based on their respective Closing Values, from January 7, 2002 through June 15, 2011 and (ii) the ETF, based on its Closing Values, from August 27, 2003 through June 15, 2011. On June 15, 2011, the Closing Value of the S&P MidCap 400® Index was 931.20, the Closing Value of the Russell 2000® Index was 779.46 and the Closing Value of the ETF was $46.09. We obtained the Closing Values below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of any Basket Component on the Basket Final Valuation Date. We cannot give you assurance that the performance of the basket on the Basket Final Valuation Date will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.